The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

Subject to completion dated August 8, 2016

Pricing supplement no.

To prospectus dated April 15, 2016,

prospectus supplement dated April 15, 2016

underlying supplement no. 1-I dated April 15, 2016 and

product supplement no. 1-I dated April 15, 2016

Pricing supplement to Product Supplement No. 1-I Registration Statement Nos. 333-209682 and 333-209682-01 Dated August , 2016; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC

INTEREST RATE Structured Investments

Leveraged Callable Range Accrual Securities due August 31, 2026

Linked to the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

As further described below, (i) for the first year: interest will accrue on the securities at a rate of 10.00% per annum and (ii) in Years 2 to Maturity: for each day that the index closing value of the S&P 500® Index is greater than or equal to the index reference level, interest will accrue on the securities at a variable rate per annum equal to 10.00 times the difference, if any, between (a) the 30-Year U.S. Dollar ICE Swap Rate (“30ICE”) minus (b) the 2-Year U.S. Dollar ICE Swap Rate (“2ICE”), as determined on the ICE Swap determination date at the start of the related quarterly interest payment period; subject to, for each interest payment period, the maximum interest rate of 10.00% per annum and the minimum interest rate of 0.00% per annum. At maturity, if the index closing value on the valuation date is greater than or equal to the trigger level, we will pay you the principal amount of your securities plus any accrued and unpaid interest to but excluding the maturity date. However, if the securities have not been redeemed and the index closing value of the S&P 500® Index on the valuation date is less than trigger level, an investor in the securities will lose at least 40.00%, and may lose all, of the initial investment in the securities. The securities provide an above-market interest rate in Year 1; however, for each interest payment period in Years 2 to maturity, the securities will not pay any interest with respect to the interest payment period if the 30ICE minus the 2ICE is equal to or less than 0.00% on the related quarterly ICE Swap determination date. In addition, during any interest payment period, although the 30ICE minus the 2ICE may be greater than 0.00% on the related quarterly ICE Swap determination date, interest will not accrue on any day on which the index closing value is less than the index reference level, and if the index closing value is less than the index reference level on each day during an interest payment period, the securities will not pay any interest for such interest payment period. We, JPMorgan Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., have the right to redeem the securities on any quarterly redemption date beginning August 31, 2017. You could lose your entire investment in the securities. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Aggregate principal amount:	$ . We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Index:	The S&P 500® Index. Please see “Additional Provisions” beginning on page 3 below.
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Pricing date:	August , 2016 (expected to price on or about August 26, 2016), subject to the business day convention
Original issue date (settlement date):	August 31, 2016 (3 business days after the pricing date), subject to the business day convention
Interest accrual date:	August 31, 2016, subject to the business day convention
Valuation date*:	August 26, 2026
Maturity date*:	August 31, 2026, subject to the business day convention
Payment at maturity:

If the final index value is greater than or equal to the trigger level, you will receive the principal amount of your securities at maturity.

If the final index value is less than the trigger level, you will lose 1% of the principal amount of your securities for every 1% that the final index value is less than the initial index value, and your payment at maturity per $1,000 principal amount security will be calculated as follows:

$1,000 + ($1,000 × index return)

If the final index value is less than the trigger level, you will lose at least 40.00% of your principal and may lose your entire principal at maturity.

Regardless of whether the final index value is greater than, equal to or less than the initial index value, at maturity you will also receive any accrued and unpaid interest on your securities.

Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Index return:	(final index value – initial index value) initial index value
Trigger level:	60.00% of the initial index value
Index closing value:	The daily closing value of the Index. Please see “Additional Provisions” beginning on page 3 below.
Initial interest payment periods:	The interest payment periods beginning on and including the original issue date and ending on but excluding August 31, 2017
Initial interest rate:	10.00% per annum
Interest rate:

With respect to each initial interest payment period, 10.00% per annum.

For each interest payment period after the initial interest payment periods:

(x) the applicable per annum interest factor times (y) N/ACT; where

“N” = the aggregate number of calendar days in the applicable interest payment period on which the index closing value on the corresponding accrual determination date is greater than or equal to the index reference level; and

“ACT” = the total number of calendar days in the applicable interest payment period.

If on the accrual determination date corresponding to any calendar day the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.

Interest factor:	With respect to each interest payment period (other than the initial interest payment periods), a rate per annum equal to the greater of (a) the minimum interest rate and (b) the leverage factor multiplied by the spread, subject to the maximum interest rate and the minimum interest rate. The interest rate may or may not equal the interest factor during any interest payment period. The interest rate will depend on the number of calendar days during any given interest payment period on which the index closing value is greater than or equal to the index reference level.
Leverage factor:	10.00
Spread:	On the applicable ICE Swap determination date, the difference of (a) 30ICE minus (b) 2ICE
Maximum interest rate:	10.00% per annum
Minimum interest rate:	0.00% per annum
Index reference level:	75.00% of the initial index value
Index cutoff:	For any interest payment period, the index closing value for any day from and including the sixth scheduled business day prior to but excluding the related interest payment date shall be the index closing value for the trading day immediately preceding such sixth scheduled business day. Please see “Additional Provisions” beginning on page 3 below.
Interest:

Subject to the interest accrual convention described below and in the accompanying product supplement, with respect to each interest payment period, for each $1,000 principal amount security, we will pay you interest in arrears on each interest payment date in accordance with the following formula:

$1,000 × interest rate × day count fraction

Interest payment period:	Quarterly (the period beginning on and including the original issue date of the securities and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next succeeding interest payment date, subject to the interest accrual convention described below and in the accompanying product supplement).

Interest payment dates:	The last calendar day of each February, May, August and November, beginning on November 30, 2016 to and including the maturity date, or, if the securities have been redeemed, the applicable redemption date, subject to the business day convention and interest accrual convention described below and in the accompanying product supplement.
Redemption percentage:	With respect to a redemption date, if any, 100%
Redemption:	Beginning August 31, 2017, we have the right to redeem all of these securities on any quarterly redemption date and pay to you 100% of the stated principal amount per security plus accrued and unpaid interest to but excluding the date of such redemption, subject to the business day convention and the interest accrual convention described below and in the accompanying product supplement. If we decide to redeem the securities, we will give you notice at least 5 business days before the redemption date specified in the notice.
Redemption date:	The last calendar day of each February, May, August and November, beginning on August 31, 2017, subject to the business day convention and the interest accrual convention described below and in the accompanying product supplement.
ICE Swap rate:	30ICE or 2ICE. Please see “Additional Provisions” beginning on page 3 below.
ICE Swap determination date:	For each interest payment period (other than the initial interest payment periods), two U.S. government securities business days immediately prior to the beginning of the applicable interest payment period.
Business day convention:	Following
Interest accrual convention:	Unadjusted
Day count fraction:	30/360
Calculation agent:	J.P. Morgan Securities LLC (“JPMS”). All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us
Listing:	The securities will not be listed on any securities exchange.
Denominations:	$1,000 / $1,000
CUSIP / ISIN:	46646ETW2 / US46646ETW20
Book-entry or certificated security:	Book-entry
Business day:	New York
Agent:	JPMS
* Subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment on the Securities—Payment At Maturity” and “Description of Notes — Payment on the Notes — Postponement of an Observation Date” in the accompanying product supplement.

Commissions and issue price:	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Security	$1,000	$30.00(2)	$965.00
		$5.00(3)
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” in the accompanying product supplement.
(2)	JPMS, acting as agent for JPMorgan Financial, will receive a commission and will use $30.00 per $1,000 stated principal amount security of that commission to allow selling concessions to MSWM that will depend on market conditions on the pricing date. In no event will the commission received by JPMS and the selling concessions to be allowed to MSWM exceed $30.00 per $1,000 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management (“MSWM”) by the agent or its affiliates of $5.00 per $1,000 stated principal amount security.

If the securities priced today, the estimated value of the securities would be approximately $910.00 per $1,000 principal amount security. The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $880.00 per $1,000 stated principal amount security. See “Additional Information About the Securities —The Estimated Value of the Securities” in this document for additional information. Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this pricing supplement together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000089109216014194/e00048_424b2.pdf

Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

JPMorgan Chase Financial Company LLC

Leveraged Callable Range Accrual Securities due August 31, 2026

The Securities

The securities are issued by JPMorgan Chase & Co. We describe the basic features of these securities in the sections of the accompanying product supplement called “Description of Notes” and “General Terms of Notes” subject to and as modified by the provisions described above. The terms of the securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in the accompanying product supplement . Among other things, your interest rate will be determined as described above under “Summary Terms — Interest Rate.” At maturity, if we have not redeemed the securities, regardless of the performance of the ICE Swap rates, the payment at maturity will be determined based on the index closing value on the valuation date. If the index closing value on the valuation date is greater than or equal to the trigger level, we will pay you the principal amount of your securities plus any accrued and unpaid interest to but excluding the maturity date. However, if the index closing value on the valuation date is less than the trigger level, you will lose at least 40.00% of principal and may lose your entire principal at maturity. All payments on the securities are subject to the creditworthiness of JPMorgan Chase & Co. The securities offer periodic interest payments on each interest payment date. With respect to each initial interest payment period, the securities will pay an annual interest rate equal to the initial interest rate, and for each interest payment period (other than the initial interest payment periods), the securities will pay a rate per annum equal to the greater of (a) the minimum interest rate and (b) the applicable leverage factor multiplied by the spread, provided that such rate will not be greater than the maximum interest rate, and provided that interest will accrue at such per annum rate only on each day on which the index closing value is greater than or equal to the index reference level on the corresponding accrual determination date. If either (a) the spread is less than 0% on an ICE Swap determination date or (b) the index closing value is less than the index reference level on each accrual determination date during such interest payment period, interest will not accrue during the related interest payment period. Interest, if any, will be paid in arrears on each interest payment date, to the holders of record at the close of business on the business day immediately preceding the applicable interest payment date. The yield on the securities may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the securities. At our option, we may redeem the securities, in whole but not in part, on any redemption date, at a price equal to the principal amount being redeemed plus any accrued and unpaid interest, subject to the business day convention and the interest accrual convention described on the cover of this pricing supplement and in the accompanying product supplement. Any accrued and unpaid interest on the securities redeemed will be paid to the person who is the holder of record of such securities at the close of business on the business day immediately preceding the applicable redemption date.

Additional Provisions

The S&P 500® Index.

The S&P 500® Index consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The ICE Swap Rate

What are the 30-Year U.S. Dollar ICE Swap Rate (“30ICE”) and the 2-Year U.S. Dollar ICE Swap Rate (“2ICE”)?

The 30ICE is the rate for U.S. dollar swap with a Designated Maturity of 30 years that appears on Reuters page “ICESWAP1” (or any successor page) at approximately 11:00 a.m., New York City time, on any ICE Swap determination date, as determined by the calculation agent.

The 2ICE is the rate for U.S. dollar swap with a Designated Maturity of 2 years that appears on Reuters page “ICESWAP1” (or any successor page) at approximately 11:00 a.m., New York City time, on any ICE Swap determination date, as determined by the calculation agent.

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JPMorgan Chase Financial Company LLC

Leveraged Callable Range Accrual Securities due August 31, 2026

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

ICE Swap Determination Date

For each interest payment period (other than the initial interest payment periods), two (2) U.S. government securities business days immediately prior to the beginning of the applicable interest payment period.

U.S. Government Securities Business Day

Any day, other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

ICE Swap Rate Fallback Provisions

On any ICE Swap determination date, if the 30ICE or the 2ICE cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the calculation agent will determine such affected rate for such day on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such ICE Swap determination date, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such ICE Swap determination date and in an amount that is representative for a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD LIBOR with a designated maturity of three months. The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Index Closing Value

For each accrual determination date, the official closing level of the S&P 500® Index (the “Index”) published following the regular official weekday close of trading for the S&P 500® Index on Bloomberg Professional® Service page “SPX Index HP” on such accrual determination date. If a market disruption event exists with respect to the S&P 500® Index on any accrual determination date, the index closing value on the immediately preceding accrual determination date for which no market disruption event occurs or is continuing will be the index closing value for such disrupted accrual determination date (and will also be the index closing value for the originally scheduled accrual determination date). In certain circumstances, the index closing value will be based on the alternative calculation of the S&P 500® Index as described under “General Terms of Notes — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement no. 1-I.

Accrual Determination Date

For each calendar day, the second trading day prior to such calendar day; provided that for the period commencing on the sixth scheduled business day prior to but excluding each interest payment date, the accrual determination date will be the first trading day that immediately precedes such period. For purposes of product supplement no. 1-I, an accrual determination date is an index determination date.

Trading Day

A day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities underlying the S&P 500® Index or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the S&P 500® Index or the relevant successor index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on

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JPMorgan Chase Financial Company LLC

Leveraged Callable Range Accrual Securities due August 31, 2026

which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Business Day

Any day, other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

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JPMorgan Chase Financial Company LLC

Leveraged Callable Range Accrual Securities due August 31, 2026

Hypothetical Examples

Hypothetical Examples of Calculation of the Interest Rate on the Securities for an Interest Payment Period

The following examples illustrate how to calculate the interest rate on the securities for four hypothetical interest payment periods after the initial interest payment periods. The following examples assume that we have not called the securities prior to their scheduled maturity date, the leverage factor is 10.00 and the total number of calendar days in the applicable interest payment period is 90. The hypothetical interest rates in the following examples are for illustrative purposes only and may not correspond to the actual interest rates for any interest payment period applicable to a purchaser of the securities. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: On the applicable ICE Swap determination date, the 30ICE is 4.00% and the 2ICE is 3.50%. In addition, the aggregate number of calendar days in the applicable interest payment period on which the index closing value on the corresponding accrual determination date is greater than or equal to the index reference level is 81. Because the 30ICE (4.00%) is greater than the 2ICE (3.50%), the spread is positive and is equal to 0.50%. Accordingly, the interest factor is 5.00% calculated as follows:

MAX [0, 10.00 × (4.00% - 3.50%)] = 5.00% per annum

Therefore, the interest rate per annum for the interest payment period is equal to 4.50% per annum, calculated as follows:

5.00% × (81/90) = 4.50% per annum

Example 2: On the applicable ICE Swap determination date, the 30ICE is 5.00% and the 2ICE is 1.00%. In addition, the aggregate number of calendar days in the applicable interest payment period on which the index closing value on the corresponding accrual determination date is greater than or equal to the index reference level is 90. Because the 30ICE (5.00%) is greater than the 2ICE (1.00%), the spread is positive and is equal to 4.00%. Because the spread times the leverage factor is greater than the maximum interest rate of 10.00% per annum, the interest factor is equal to the maximum interest rate.

Therefore, the interest rate per annum for the interest payment period is equal to the maximum interest rate of 10.00% per annum, calculated as follows:

10.00% × (90 / 90) = 10.00% per annum

Example 3: On the applicable ICE Swap determination date, the 30ICE is 1.00% and the 2ICE is 2.00%. In addition, the aggregate number of calendar days in the applicable interest payment period on which the index closing value on the corresponding accrual determination date is greater than or equal to the index reference level is 90. Because the 30ICE (1.00%) is less than the 2ICE (2.00%), the spread is negative and is equal to -1.00%. Because the spread times the leverage factor is less than the minimum interest rate of 0.00% per annum, the interest factor is equal to the minimum interest rate.

Therefore, the interest rate per annum for the interest payment period is equal to the minimum interest rate of 0.00% per annum calculated as follows:

0.00% × (90 / 90) = 0.00% per annum

Under these circumstances, investors would not receive any interest for the given interest payment period.

Example 4: For an interest payment period, the aggregate number of calendar days in the applicable interest payment period on which the index closing value on the corresponding accrual determination date is greater than or equal to the index reference level is 0. Regardless of the interest factor, because the index closing value is less than the index reference level on each accrual determination date during

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JPMorgan Chase Financial Company LLC

Leveraged Callable Range Accrual Securities due August 31, 2026

such interest payment period, the interest rate per annum for the interest payment period will be equal to 0.00% per annum.

Under these circumstances, investors would not receive any interest for the given interest payment period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how to calculate the payment at maturity. For purposes of the following examples, we have assumed a hypothetical initial index value of 2,000 and a hypothetical trigger level of 1,200, and that the securities are not called prior to their scheduled maturity date. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the securities. In addition, the effect of any accrued and unpaid interest has been excluded.

Example 1: The level of the index increases from the initial index value of 2,000 to a final index value of 2,500. Because the final index value of 2,500 is greater than the initial index value of 2,000, the investor receives a payment at maturity of $1,000 per $1,000 principal amount security. Investors do not participate in any appreciation of the index.

Example 2: The level of the index decreases from the initial index value of 2,000 to a final index value of 1,400. Although the index return is negative, because the final index value of 1,400 is not less than the trigger level of 1,200, the investor receives a payment at maturity of $1,000 per $1,000 principal amount security.

Example 3: The level of the index decreases from the initial index value of 2,000 to a final index value of 900. Because the index return is negative and the final index value of 900 is less than the trigger level of 1,200, the investor receives a payment at maturity of $450.00 per $1,000 principal amount security, calculated as follows:

$1,000 + ($1,000 × -55.00%) = $450.00

Example 4: The level of the index decreases from the initial index value of 2,000 to a final index value of 0. Because the index return is negative and the final index value of 0 is less than the trigger level of 1,200, the investor receives a payment at maturity of $0.00 per $1,000 principal amount security, calculated as follows:

$1,000 + ($1,000 × -100%) = $0.00

If the securities are not redeemed prior to maturity and the final index value is less than the trigger level, investors will lose a significant portion or all of their investment.

The hypothetical payments on the securities shown above apply only if the securities are not called prior to maturity and you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Historical Information

ICE Swap Rates

The following graphs set forth the weekly historical performance of the ICE Swap rates and the spread from January 7, 2011 through August 5, 2016. We obtained the rates used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The 30ICE, as it appeared on Reuters page “ICESWAP1” on August 5, 2016 was 1.832%. The 2ICE, as it appeared on Reuters page “ICESWAP1” on August 5, 2016 was 0.999%. The spread on August 5, 2016 was 0.833%.

The ICE Swap rates and the spread data in the following graphs were obtained from Bloomberg Financial Markets at approximately 3:30 p.m. on the relevant dates and may not be indicative of the spread, which is determined on any date of determination by reference to the ICE Swap rates published on Reuters page "ICESWAP1" at approximately 11:00 a.m., New York City time. The historical ICE Swap rates and the spread should not be taken as an indication of future performance, and no assurance can be given as to the ICE Swap rates or the spread on any ICE Swap determination date. We cannot give you

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JPMorgan Chase Financial Company LLC

Leveraged Callable Range Accrual Securities due August 31, 2026

assurance that the performance of the ICE Swap rates and the spread will result in any positive interest payments in any interest payment period subsequent to the final initial interest payment period.

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JPMorgan Chase Financial Company LLC

Leveraged Callable Range Accrual Securities due August 31, 2026

S&P 500® Index

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, for each quarter in the period from January 3, 2011 through August 5, 2016. The graph following the table sets forth the daily closing values of the Index for the period from January 3, 2011 through August 5, 2016. The index closing value on August 5, 2016 was 2,182.87.

We obtained the index closing values used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the index should not be taken as an indication of future performance, and no assurance can be given as to the index closing value on any of the accrual determination dates. We cannot give you assurance that the performance of the index will result in any interest payments or any return of principal at maturity.

SPX Index	High	Low	Period End
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89

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Leveraged Callable Range Accrual Securities due August 31, 2026

Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter (through August 5, 2016)	2,182.87	2,088.55	2,182.87

Historical Performance of the S&P 500® Index
Index Level
2,500
2,000
1,500
1,000
500
0
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Source: Bloomberg

**The dotted black line in the graph indicates a hypothetical index reference level of 1,622.8425 (75% of the S&P 500® Index Closing Level on August 5, 2016 of 2,182.87).

Total number of days in the historical period, beginning on January 3, 2011	1,409
Number of days on or after January 3, 2011 that the index was greater than or equal to the hypothetical index reference level above	794
Number of days on or after January 3, 2011 that the index was less than the hypothetical index reference level above	615

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪	Your investment may result in a loss. The securities do not guarantee any return of principal. The return on the securities at maturity is linked to the performance of the index and will depend on whether, and the extent to which, the index return is positive or negative. Your investment will be exposed to significant loss if the final index value is less than the trigger level. For every 1% that the final index value is less than the trigger level, you will lose an amount equal to 1% of the principal amount of your securities. Accordingly, if the final index value is less than the trigger level, you will lose at least 40.00% of your principal and may lose your entire principal at maturity.
▪	The securities are not ordinary debt securities and are subject to an interest accrual provision; after the initial interest payment periods, the interest rate on the securities is variable and may equal the minimum rate of 0.00%. The terms of the securities differ from those of ordinary debt securities in that the rate of interest you will receive after the initial interest payment periods is not fixed, but will vary based on both the level of the S&P 500® Index over the course of each interest payment period and the spread on the applicable ICE Swap determination date. The variable interest rate on the securities, while determined by reference to the spread on the applicable ICE Swap determination date and the official closing level of the S&P 500® Index as described herein, does not actually pay an amount based directly on such levels. Moreover, each calendar day during an interest payment period (other than an initial interest payment period) for which the index closing value of the S&P 500® Index is less than the index reference level (as determined based on the level of the S&P 500® Index on the applicable accrual determination date) will result in a reduction of the interest rate per annum payable for the corresponding interest payment period, potentially down to 0.00%. For interest payment periods other than the initial interest payment period, if the official closing level of S&P 500® Index is less than the index reference level for an entire interest payment period, the interest rate for such interest payment period will be equal to 0.00% and you will not receive any interest payment for such interest payment period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
▪	The securities reference an equity index and the ICE Swap rates. After the initial interest payment periods, if the index closing value of the S&P 500® Index is less than the index reference level on any accrual determination date, the securities will not accrue interest on that day. If the index closing value of the S&P 500® Index is less than the index reference level on each accrual determination date in an interest payment period, the interest rate payable on the securities will be equal to 0.00% per annum for such interest payment period. Similarly, after the initial interest payment periods, if the 30ICE is less than or equal to the 2ICE on the ICE Swap determination date, interest on the securities will accrue at 0.00% per annum for such interest payment period. Therefore, you are exposed to risks relating to both equity markets and swap rates. You should carefully consider the movement, current level and overall trend in equity markets and swap rates, prior to purchasing these securities. Although the securities do not directly reference the level of the S&P 500® Index or the ICE Swap Rates, the amount of interest, if any, payable on your securities is contingent upon, and related to, each of these levels.
▪	You are exposed to the performance risks of each of the ICE Swap rates and the S&P 500® Index. Your interest rate applicable to each interest payment period after the initial interest payment periods is not linked to the aggregate performance of the ICE Swap rates and the S&P 500® Index. For instance, whether or not interest accrues on a calendar day within an interest payment period (other than an initial interest payment period) will be contingent upon the performance of the S&P 500® Index, as determined on the applicable accrual determination date. Further, the interest factor that is to be used to determine the interest rate will be determined by the ICE Swap rates on the applicable ICE Swap determination date. Unlike an investment in an instrument with a return linked to a basket of underlying assets, in which risk is mitigated through diversification among all of the components of the basket, an investment in the securities will expose you to the risks related to each of the ICE Swap rates and the S&P 500® Index. Poor

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performance of the 30ICE, as compared to the 2ICE (meaning that the spread would be lower), or the S&P 500® Index (meaning that it decreases to be less than the index reference level) during the term of the securities will negatively affect your return on the securities and will not be offset or mitigated by a positive performance of the other. Accordingly, your investment is subject to the performance risk of each of the ICE Swap rates and the S&P 500® Index.

▪	The interest rate on the securities may be below the rate otherwise payable on similar variable rate securities issued by us. The value of the securities will depend on the interest rate on the securities, which after the initial interest payment periods will be affected by the spread and the level of the S&P 500® Index. If the spread is less than or equal to zero on any ICE Swap determination date or the level of the S&P 500® Index is less than the index reference level on any accrual determination date, the interest rate on the securities may be less than returns on similar variable rate securities issued by us that are not linked to the ICE Swap rates and the S&P 500® Index, or that are linked to only one of the ICE Swap rates or the S&P 500® Index. We have no control over any fluctuations in the ICE Swap rates or the S&P 500® Index.
▪	The method of determining whether interest accrues on an accrual determination date may not directly correlate to the actual value of the index. After the initial interest payment periods, the determination of the interest rate per annum payable for any interest payment period will be based on the actual number of days in that interest payment period on which the index closing value of the index is greater than or equal to the index reference level on each accrual determination date. However, we will use the same index closing value of the S&P 500® Index for the period commencing on the sixth business day prior to but excluding each applicable interest payment date. The index closing value used will be the index closing value of the S&P 500® Index on the first trading day immediately preceding the sixth business day prior to but excluding each applicable interest payment date, regardless of what the actual closing level of the S&P 500® Index is for the calendar days in that period or whether the index closing value would have been greater than or equal to the index reference level during such accrual determination dates if actually tested in such period. As a result, the determination as to whether the index closing value is greater than or equal to the index reference level for any interest payment period (other than an initial interest payment period) may not directly correlate to the actual index closing values of the S&P 500® Index, which will in turn affect the interest rate calculation.
▪	Your return on the securities is limited to the principal amount plus accrued and unpaid interest regardless of any appreciation in the value of the index. If the securities are not called and the final index value is greater than or equal to the trigger level, for each $1,000 principal amount security, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the index, which may be significant. In addition, if the securities are called, for each $1,000 principal amount security, you will receive $1,000 plus any accrued and unpaid interest, regardless of the appreciation in the value of the index, which may be significant. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the index during the term of the securities.
▪	We may call your securities prior to their scheduled maturity date. We may choose to call the securities early or choose not to call the securities early on any redemption date in our sole discretion. If the securities are called early, you will receive the principal amount of your securities plus any accrued and unpaid interest to, but not including, the redemption date. The aggregate amount that you will receive through and including the redemption date may be less than the aggregate amount that you would have received had the securities not been called early. If we call the securities early, your overall return may be less than the yield which the securities would have earned if you held your securities to maturity and you may not be able to reinvest your funds at the same rate as the original securities. We may choose to call the securities early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.
▪	The interest rate on the securities for an interest payment period (other than the initial interest payment periods) is subject to the maximum interest rate. The interest rate for an interest payment period (other than the initial interest payment periods) is variable; however, it will never exceed the

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maximum interest rate set forth on the front cover of this pricing supplement, regardless of the performance of the index or ICE Swap rates.

▪	The interest rate on the securities is based on the spread, which may result in application of the minimum interest rate of 0.00%. The spread is calculated as (a) 30ICE minus (b) 2ICE. The ICE Swap rates may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors. The effect that any single factor may have on the ICE Swap rates may be partially offset by other factors. We cannot predict the factors that may cause the ICE Swap rates, and consequently the spread, to increase or decrease. A decrease in a positive spread will result in a reduction of the interest rate payable for the corresponding interest payment period (other than the initial interest payment periods). A negative spread will cause the interest rate for the corresponding interest payment period to be equal to the minimum interest rate of 0.00%. The amount of interest you accrue on the securities in any interest payment period (other than the initial interest payment periods) may decrease even if either or both of the ICE Swap rates increase. Interest during any interest payment period (other than the initial interest payment periods) may be equal to zero, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
▪	Longer dated securities may be more risky than shorted dated securities. By purchasing a security with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a security with a shorter tenor. Specifically, you may be negatively affected if certain interest rate scenarios occur or if the index closing value of the S&P 500® Index is less than the index reference level for an entire interest payment period. The applicable discount rate, which is the prevailing rate in the market for securities of the same tenor, will likely be higher for securities with longer tenors than if you had purchased a security with a shorter tenor. Therefore, assuming that short term rates rise, the market value of a longer dated security will be lower than the market value of a comparable short term security with similar terms.
▪	After the initial interest payment periods, market disruption events may adversely affect the rate at which the securities accrue interest. After the initial interest payment periods, the rate at which the securities accrue interest for an interest payment period will be based on the index closing value of the S&P 500® Index on the applicable accrual determination date and the spread on the applicable ICE Swap determination date. Notwithstanding anything to the contrary herein or in the accompanying product supplement, if a market disruption event occurs or is continuing on any accrual determination date, the index closing value on the immediately preceding accrual determination date for which no market disruption event occurs or is continuing will be the index closing value for such disrupted accrual determination date (and will also be the index closing value for the originally scheduled accrual determination date). Because, after the initial interest payment periods, your securities will not accrue interest unless the index closing value is less greater than or equal to the index reference level, if a market disruption event continues for an extended period of time after the initial interest payment periods, the amount of interest that accrues on the securities may be severely limited.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. The securities are subject to the credit risk of JPMorgan Financial and JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Financial and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our and JPMorgan Chase & Co.’s credit risk, is likely to adversely affect the value of the securities. If we or JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by

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JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities when the terms of the securities are set, which we refer to as the estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. In addition, our business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the securities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement for additional information about these risks.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index, but JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the level of the S&P 500® Index and the securities.

▪	The estimated value of the securities is lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the notes” in this document.
▪	The estimated value does not represent future values of the securities and may differ from others’ estimates. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than the estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information About the Securities –The Estimated Value of the Securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information About the Securities —The Estimated Value of the Securities” in this document.
▪	The value of the securities as published (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding

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rates for structured debt issuances. See “Additional Information About the Securities — Secondary Market Prices of the Securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the securities will likely be lower than the issue price of the securities. Any secondary market prices of the securities will likely be lower than the issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the two immediately following risk factors for information about additional factors that will impact any secondary market prices of the securities.
▪	The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Lack of Liquidity” below.
▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, and estimated hedging costs, including but not limited to:
o	the performance of the ICE Swap rates;
o	the performance of the index;
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured issuances;
o	the time to maturity of the securities;
o	dividend rates on the equity securities underlying the index;
o	the expected positive or negative correlation between the ICE Swap rates and the S&P 500® Index or the expected absence of such correlation;
o	interest and yield rates in the market generally, as well as the volatility of those rates;
o	the likelihood, or expectation, that the securities will be redeemed by us, based on prevailing market interest rates or otherwise; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	JPMS and its affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the securities, and may do so in the future. Any such research, opinions or recommendations could affect the market value of the securities. JPMS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the securities. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should undertake their own independent investigation of the merits of investing in the securities.

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▪	Secondary market prices of the securities are sensitive to both interest rates and the performance of the index. If interest rates rise generally, the secondary market prices of the securities will be adversely impacted because of the relatively long term of the securities and the increased probability that that the interest rate for the securities will be less than such rates. Additionally, if the index closing value declines, even if the index closing value has not declined below the trigger level, the secondary market prices of the securities will also be adversely impacted because of the increased probability that the index closing value may decline below the index reference level and may be less than the index reference level over the remaining term of the securities and the increased probability that you may lose some or all of your principal at maturity. If both interest rates rise and the index closing value declines, the secondary market prices of the securities may decline more rapidly than those of other securities that are linked to only the ICE Swap rates or the index, or than if the amount payable at maturity were not linked to the performance of the Index relative to the trigger level.
▪	Reinvestment risk. If we redeem the securities, the term of the securities may be reduced and you will not receive interest payments after the applicable redemption date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the securities are redeemed prior to the maturity date.
▪	Variable rate securities differ from fixed rate securities. After the initial interest payment periods, the variable interest rate for all interest payment periods will be determined in part based on the spread and the index closing value of the S&P 500® Index and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the securities as compared to other investment alternatives.
▪	The method of determining the variable interest rate for any interest payment period may not directly correlate with the actual ICE Swap rates. The determination of the interest rate payable for any interest payment period (other than the initial interest payment periods) will be based, in part, on the spread, but it will not directly correlate with actual ICE Swap rates. In addition, the interest rate applicable to the securities during any interest payment period (other than the initial interest payment periods) will depend on the performance of the index, and will not be greater than the maximum interest rate or less than the minimum interest rate. We will use the ICE Swap rates on each ICE Swap determination date to determine the spread on such ICE Swap determination date, which in turn will be used to determine the interest rate for the interest payment period corresponding to such ICE Swap determination date, regardless of what the actual ICE Swap rates and differences between the ICE Swap rates are for the calendar days during such interest payment period that are not ICE Swap determination dates.
▪	Market factors may influence whether we exercise our right to redeem the securities prior to their scheduled maturity. We have the right to redeem the securities prior to the maturity date, in whole but not in part, on the specified redemption dates. It is more likely that we will redeem the securities prior to the maturity date if the index closing value of the S&P 500® Index is greater than or equal to the index reference level on the applicable accrual determination dates and the spread is greater than 0.00% on the applicable ICE Swap determination dates. If the securities are called prior to the maturity date, you may be unable to invest in securities with similar risk and yield as the securities. Your ability to realize a higher than market yield on the securities is limited by our right to redeem the securities prior to their scheduled maturity, which may adversely affect the value of the securities in the secondary market, if any.

On the other hand, we are less likely to redeem the securities when the value of the S&P 500® Index is less than the index reference level or when the spread is less than or equal to 0.00%. Therefore, if we do not redeem the securities, it is more likely that you will not receive interest payments and/or that you will suffer a substantial loss at maturity.

▪	The spread will be affected by a number of factors. After the initial interest payment periods, the amount of interest, if any, payable on the securities will depend primarily on the ICE Swap rates and the spread on the applicable ICE Swap determination dates. A number of factors can affect the spread by causing changes in the relative values of the ICE Swap rates including, but not limited to:

o    changes in, or perceptions about, future ICE Swap rates;

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o    general economic conditions;

o    prevailing interest rates; and

o    policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment of interest on the securities and on the value of the securities in the secondary market.

▪	The ICE Swap rates may be volatile. The ICE Swap rates are subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:

o    sentiment regarding underlying strength in the U.S. and global economies;

o    expectation regarding the level of price inflation;

o    sentiment regarding credit quality in U.S. and global credit markets;

o    central bank policy regarding interest rates; and

o    performance of capital markets.

Increases or decreases in the ICE Swap rates could result in the corresponding spread decreasing or being negative and thus in the reduction of interest, if any, payable on the securities.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. JPMS intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities.
▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be based on relevant market conditions when the terms of the securities are set and will be provided in the final pricing supplement. In particular, the estimated value of the securities will be provided in the pricing supplement, and the estimated value of the securities may be equal to the low end of the applicable range set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the securities based on the low end of the range for the estimated value.
▪	Tax disclosure. The information under “Tax Considerations" in this pricing supplement remains subject to confirmation by our tax counsel. We will notify you of any revisions to the information under “Tax Considerations" in a supplement to this pricing supplement on or before the business day immediately preceding the issue date, or if the information cannot be confirmed by our tax counsel, we may terminate this offering of securities.

Additional Information About the Securities

The Estimated Value of the Securities

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors —The estimated value is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities is determined

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when the terms of the securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities will be lower than the issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors —The estimated value of the securities will be lower than the issue price (price to public) of the securities” in this document.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published may be higher than the then-current estimated value of the securities for a limited time period” in this document.

Supplemental Plan of Distribution

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” on page in the accompanying product supplement.

Tax Considerations

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1-I. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the securities for U.S. federal income tax purposes as income-bearing pre-paid derivative contracts. By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the securities could be significantly and adversely affected. In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character of income or loss and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

Assuming that the treatment of the securities as income-bearing pre-paid derivative contracts is respected, interest payments that you receive should be included in ordinary income at the time you receive the payments or when the payments accrue, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Under this treatment, any gain or loss recognized upon the sale, exchange or maturity of the securities should be treated as capital gain or loss. Any such capital gain or loss should be treated as long-term capital gain or loss if you held the securities for more than one year.

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JPMorgan Chase Financial Company LLC

Leveraged Callable Range Accrual Securities due August 31, 2026

Non-U.S. Holders should note that because the United States federal income tax treatment (including the applicability of withholding) of the interest payments on the securities is uncertain, and although the Company believes it is reasonable to take a position that the interest payments are not subject to U.S. withholding tax (at least if the applicable IRS Form W-8 is provided), a withholding agent could possibly nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are a Non-U.S. Holder, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

Non-U.S. Holders should also note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences-Tax Consequences to Non-U.S. Holders” in the accompanying product supplement. Pursuant to the final regulations, such withholding tax will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to this withholding tax. The withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the securities made before January 1, 2019.

Both U.S. and Non-U.S. Holders should consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of securities at the issue price should also consult their tax advisors with respect to the tax consequences of an investment in the securities, including possible alternative treatments.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Considerations”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax treatment of owning and disposing of the securities.

Where You Can Find More Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term securities of which these securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement and the accompanying underlying supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Underlying supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

• Product supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000089109216014194/e00048_424b2.pdf

• Prospectus supplement and prospectus dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this pricing supplement, “we,” “us,” and “our” refer to JPMorgan Financial.

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